Exhibit 1

2 May 2018

BRITISH AMERICAN TOBACCO p.l.c. (the “Company”)

RECLASSIFICATION OF HALF-YEAR 2017 RESULTS FOR IFRS 15, NEW REGIONAL STRUCTURE, NEW PERFORMANCE MEASURE and INCLUSIVE OF ACQUISITIONS

British American Tobacco is today reissuing the Group’s results for the six-month period ended 30 June 2017, the sole purpose of which is to provide a consistent basis for the organic performance measurements of the Group for the six months ending 30 June 2018, including a representative comparator base inclusive of the 2017 acquisitions. These are provided prior to the announcement of the Group’s half-year report for the period ending 30 June 2018 (due to be released on 26 July 2018).

The reclassification is to reflect the accounting treatment of IFRS 15 “Revenue from Contracts with customers” as if that accounting standard had been effective during the comparator period, to reflect the implementation of the previously announced regional structure, which was effective from 1 January 2018 and to include the results of 2017 acquisitions, including Reynolds American Inc. (RAI), acquired in July 2017, for the full period.

While these reclassifications affect the presentation of regional results, they do not affect the Group's reported income statement, balance sheet, or cash flow, other than as relating to IFRS 15.

The Group is also providing the performance in the six-months to June 2017 for the Group’s announced new performance measure “Revenue from Strategic Portfolio”.

A similar disclosure regarding the Group’s full year 2017 results, restated on the same basis, has previously been provided within the preliminary announcement for the year ended 31 December 2017, issued on 22 February 2018.

REVENUE, PROFIT FROM OPERATIONS and DILUTED EARNINGS PER SHARE
RESTATED for Regional structure, IFRS 15 and inclusive of the acquisitions in 2017 - to provide 2018 comparator base for the Group Key Performance Indicators (“KPIs”) only
Period ended 30 June 2017

	IFRS			Non-GAAP (Adjusted)
	As reclassified for regional structure in 2017	IFRS 15 impact	Restated incl IFRS 15	Adjusted	IFRS15 impact	Post IFRS 15 adjusted	Adjust for 6-month acq uplift	Repres adj[1]
	£m	£m	£m	£m	£m	£m	£m	£m
Revenue
United States (US)	-	-	-	-	-	-	4,943	4,943
Asia-Pacific and Middle East (APME)	2,601	(112)	2,489	2,601	(112)	2,489	(7)	2,482
Americas and Sub-Saharan Africa (AMSSA)	2,179	(30)	2,149	2,179	(30)	2,149	(6)	2,143
Europe and North Africa (ENA)	2,937	(157)	2,780	2,868	(157)	2,711	38	2,749
Total Region	7,717	(299)	7,418	7,648	(299)	7,349	4,968	12,317
Profit from operations
US	-	-	-	-	-	-	2,173	2,173
APME	1,016	-	1,016	1,061	-	1,061	27	1,088
AMSSA	806	-	806	860	-	860	23	883
ENA	752	-	752	920	-	920	28	948
Profit from operations	2,574	-	2,574	2,841	-	2,841	2,251	5,092
Operating Margin	33.4%	-	34.7%	37.1%	-	38.7%
Net finance costs	(325)	-	(325)	(276)	-	(276)
Associates and joint ventures	778	-	778	756	-	756
Profit before tax	3,027	-	3,027	3,321	-	3,321
Taxation	(680)	-	(680)	(728)	-	(728)
Non-controlling interest	(86)	-	(86)	(88)	-	(88)
Profit attributable to shareholders	2,261	-	2,261	2,505	-	2,505
Diluted number of shares (m)	1,863		1,863	1,863		1,863
Diluted earnings per share (pence)	121.4		121.4	134.4		134.4

1 Repres adj (Representative adjusted) is a non-GAAP measure and reflects the representative 6-month performance of the Group, under the new regional structure and after adjusting for the effect of IFRS 15, assuming RAI and other acquisitions had been owned for the whole period ended 30 June 2017.

REVENUE FROM OUR STRATEGIC PORTFOLIO
In February 2018, the Group announced a new, non-GAAP, performance measure, effective 1 January 2018.

For the six-months ended June 2017, whilst not part of the Group’s KPIs, to provide the comparator against which 2018 will be measured, Revenue of our Strategic Portfolio was £3,569 million (including the impact of IFRS 15 which was effective 1 January 2018 with retrospective application), or £8,106 million including six months revenue from acquisitions including the US business.

	2017 Restated reported for IFRS 15 impact			2017 Representative, adjusted including 6 months from acquisitions
	Strategic Portfolio	Other Brands	Total	Strategic Portfolio	Other Brands	Total
	£m	£m	£m	£m	£m	£m
Combustible Tobacco	3,476	3,585	7,061	7,521	3,908	11,429
Potentially Reduced Risk:
Vapour	46	-	46	125	-	125
Tobacco Heating Product	35	-	35	35	-	35
Total Next Generation Products	81	-	81	160	-	160
Oral tobacco	12	-	12	425	-	425
Total Potentially Reduced Risk	93	-	93	585	-	585
Other businesses*	-	264	264	-	303	303
Total	3,569	3,849	7,418	8,106	4,211	12,317

* Other businesses includes sales of leaf and other semi-finished products to third parties.

CIGARETTE AND TOBACCO HEATING PRODUCT VOLUME INCLUDING FULL PERIOD EFFECT OF ACQUISITIONS

	Six months ended 30 June 2017			Year ended 31 December 2017
Bn sticks	Reported	Uplift for acquisitions	Repres incl acquisitions	Reported	Uplift for acquisitions	Repres incl acquisitions
US	-	41	41	36	46	82
APME	112	-	112	226	-	226
AMSSA	82	-	82	166	-	166
ENA	120	1	121	258	2	260
Total Volume	314	42	356	686	48	734

Enquiries:

British American Tobacco Investor Relations
Mike Nightingale / Rachael Brierley / Stephanie Brassinne
 +44 (0) 20 7845 1180 / 1519 / 2012

British American Tobacco Press Office
+44 (0) 20 7845 2888 (24 hours) | @BATPress

Forward looking statements

This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of Section 21E of the United States Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this announcement. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; changes in domestic or international tax laws and rates; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; changes or differences in domestic or international economic or political conditions; the inability to obtain price increases and the impact of price increases on consumer affordability thresholds; adverse decisions by domestic or international regulatory bodies; the impact of market size reduction and consumer down-trading; translational and transactional foreign exchange rate exposure; the impact of serious injury, illness or death in the workplace; the ability to maintain credit ratings and to fund the business under the current capital structure; the ability to develop and commercialise new alternative products and to do so profitably; and changes in the market position, businesses, financial condition, results of operations or prospects of the Group.

It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and the Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Annual Report on Form 20-F filed on 15 March 2018 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and the Company’s Annual Reports, which may be obtained free of charge from the British American Tobacco website www.bat.com.